                                                                     Exhibit 5.1

                  [Letterhead of Fulbright & Jaworski L.L.P.]

July 20, 2001

Bio-Technology General Corp.
70 Wood Avenue South
Iselin, New Jersey 08830

Re:    Bio-Technology General Corp. Registration Statement on Form S-3
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Dear Sirs:

      In connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Bio-Technology General Corp., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the resale by certain stockholders of the Company of up to an aggregate of 2,344,657 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company, we as counsel for the Company, have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

      Upon the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein and elsewhere in the Registration Statement and Prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            /s/ Fulbright & Jaworski L.L.P.

                                            Fulbright & Jaworski L.L.P.